Exhibit 99.1

Echo Global Logistics Announces Fourth Quarter and Full Year 2011 Results

CHICAGO, February 14, 2012 — Echo Global Logistics, Inc. (Nasdaq: ECHO), a leading provider of technology-enabled transportation and supply chain management services, reported today financial results for the quarter and year ended December 31, 2011.

“I’m very pleased with the results Echo delivered in 2011,” said Doug Waggoner, Chief Executive Officer of Echo.  Waggoner added, “Echo posted another quarter and full year of steadily increasing revenues and improved profitability.  Our consistent and reliable execution of our strategy is working to bring about sustainable long term growth.”

Fourth Quarter Highlights

•                  Total revenue increased by 43.1% in the fourth quarter of 2011 to $162.9 million compared with $113.8 million in the fourth quarter of 2010.

•                  Non-GAAP operating income increased by 60.8% in the fourth quarter of 2011 to $5.2 million compared with $3.2 million in the fourth quarter of 2010.*

•                  Non-GAAP operating margin increased by 205 basis points to 16.3% in the fourth quarter of 2011 from 14.3% in the fourth quarter of 2010.*

•                  Non-GAAP net income increased by 68.5% in the fourth quarter of 2011 to $3.5 million compared with $2.1 million in the fourth quarter of 2010.*

Full Year Highlights

•                  Total revenue increased by 41.4% in 2011 to $602.8 million compared with $426.4 million in 2010.

•                  Non-GAAP operating income increased by 113.2% in 2011 to $18.7 million compared with $8.8 million in 2010.*

•                  Non-GAAP operating margin increased by 515 basis points to 15.9% in 2011 from 10.8% in 2010.*

•                  Non-GAAP net income increased by 118.4% in 2011 to $11.9 million compared with $5.4 million in 2010.*

* All non-GAAP measures exclude the effects of changes in contingent consideration payable. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measure, see “Reconciliation to GAAP Operating Income, Operating Margin, Net Income and EPS” included in this release.

Summarized financial results and select operating metrics follow:

	Three months ended				Years ended December 31,
Amounts in 000,000s, except per share data	2010	2011	change		2010	2011	change
	(unaudited)					(unaudited)
Revenue:
Transactional	$73.2	$110.5	50.9%		$260.9	$409.0	56.8%
Enterprise	40.6	$52.4	29.0%		165.3	$193.8	17.1%
Total Revenue	113.8	162.9	43.1%		426.4	602.8	41.4%

Net revenue	22.6	31.8	40.6%		81.2	117.2	44.4%

Operating expenses
Commissions	6.8	9.9	45.2%		24.9	35.9	44.2%
Selling, general and administrative	10.7	14.5	35.8%		40.6	54.3	33.8%
Depreciation and amortization	1.9	2.2	16.8%		6.9	8.3	20.3%
Total operating expenses (1)	19.4	26.6	37.2%		72.4	98.5	36.1%

Non-GAAP Operating income (1)	3.2	5.2	60.8%		8.8	18.7	113.2%

Other expense	0.1	0.1	-46.5%		0.3	0.3	-6.0%
Non-GAAP Income before taxes (1)	3.1	5.1	64.2%		8.5	18.4	117.3%

Income taxes (1)	1.0	1.6	55.7%		3.0	6.5	115.5%

Non-GAAP net income (1)	$2.1	$3.5	68.5%		$5.4	$11.9	118.4%

Non-GAAP EPS (1)	$0.09	$0.16	66.2%		$0.24	$0.53	115.1%
Diluted shares	22.3	22.6	1.3%

Reconciliation to GAAP Operating Income, Operating Margin, Net Income and EPS
Non-GAAP Operating Income (1)	$3.2	$5.2	60.8%		$8.8	$18.7	113.2%
Change in contingent consideration payable	0.9	(0.0)	-100.0%		4.7	0.2	-94.7%
Operating Income	4.1	5.2	29.9%		13.5	18.9	40.7%

Non-GAAP Operating Margin (1)	14.3%	16.3%	205	bps	10.8%	15.9%	515	bps
Effect of change in contingent consideration payable	3.6%	0.0%			5.8%	0.3%
Operating Margin	17.9%	16.3%	(160	)bps	16.6%	16.2%	(40	)bps

Non-GAAP Net Income (1)	2.1	3.5	68.5%		5.4	11.9	118.4%
Change in contingent consideration payable, net of tax effect	0.5	(0.0)	NA		3.0	0.1	NA
Net Income	$2.6	$3.5	33.4%		$8.4	$12.0	43.3%

EPS	$0.12	$0.16	31.6%		$0.38	$0.53	41.2%

Operating Metrics
Net revenue margin	19.9%	19.5%	(34	)bps	19.0%	19.4%	41	bps
Operating margin (% of net revenue) (1)	14.3%	16.3%	205	bps	10.8%	15.9%	515	bps

Shipment volume	274,757	354,595	29.1%		1,034,690	1,376,006	33.0%
Number of enterprise clients	148	177	19.6%		148	177	19.6%
Total employees	929	1,157	24.5%		929	1,157	24.5%
Salaried employees	327	400	22.3%		327	400	22.3%
Commissioned sales employees	397	513	29.2%		397	513	29.2%
Sales agents	205	244	19.0%		205	244	19.0%
Less Than Truckload (LTL) Revenue %	46.5%	45.7%	(81	)bps	45.1%	47.5%	245	bps
Truckload (TL) Revenue %	44.1%	44.3%	23	bps	44.8%	43.6%	(119	)bps

(1) Amounts shown exclude the effects of changes in contingent consideration payable.

“We are pleased with our growth in gross revenues and profitability while we continue to build our sales organization and operating platform,” said Dave Menzel, Chief Financial Officer of Echo. “The investments we are making will further leverage our existing resources and allow us to capture a larger share of wallet from our target market of small and middle market businesses.”

Business Outlook

“We remain committed to our five-year financial goals which are benchmarked against our 2010 financial results. These goals are: annual total revenue in the range of $1.3 to $1.5 billion; operating margins of 30%-35%; and, 50% compound annual growth in earnings,” stated Waggoner.  He added, “The investments we make during 2012 will drive our ability to reach these objectives, as we continue on our path toward becoming the leading provider of transportation management solutions for small and middle market companies, by delivering technology that drives efficiency, capacity and insight to both shippers and carriers.”

Conference Call

A conference call, with accompanying presentation slides, will be broadcast live on Tuesday, February 14, 2012, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time).  Doug Waggoner, Chief Executive Officer, and Dave Menzel, Chief Financial Officer, will host the call.  To participate in the call, dial (877) 303-6235 (toll free) or (631) 291-4837 (toll) and provide conference ID 42202209.  To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com.   A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website.

Non-GAAP Financial Measures

This release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP EPS. We refer to Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP EPS to describe earnings and earnings per share excluding the effects of changes in contingent consideration payable. We believe that Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP EPS provide useful information to investors because they provide information about the estimated financial performance of the Company’s ongoing business.

Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP EPS may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Reconciliation to GAAP Operating Income, Operating Margin, Net Income and EPS” included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the most recent Form 10-K we filed with the SEC.

Echo Global Logistics, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2010	2011	2010	2011
	(unaudited)			(unaudited)
REVENUE	$113,832,095	$162,857,428	$426,373,975	$602,763,471

COSTS AND EXPENSES:
Transportation costs	91,226,411	131,072,715	345,208,575	485,546,842
Selling, general, and administrative expenses	16,686,235	24,412,069	60,778,106	89,952,126
Depreciation and amortization	1,864,394	2,177,074	6,926,118	8,329,836
INCOME FROM OPERATIONS	4,055,055	5,195,570	13,461,176	18,934,667
OTHER EXPENSE	(101,887)	(53,885)	(291,375)	(273,176)
INCOME BEFORE PROVISION FOR INCOME TAXES	3,953,168	5,141,685	13,169,801	18,661,491
INCOME TAX EXPENSE	(1,305,689)	(1,609,727)	(4,765,163)	(6,613,319)
NET INCOME	$2,647,479	$3,531,958	$8,404,638	$12,048,172

Basic net income per share	$0.12	$0.16	$0.38	$0.54
Diluted net income per share	$0.12	$0.16	$0.38	$0.53

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2010	2011
		(unaudited)
Cash and cash equivalents	$43,218,164	$47,007,309
Accounts receivable, net of allowance for doubtful accounts	60,316,454	89,191,456
Prepaid expenses	8,063,892	4,634,612
Other current assets	396,613	800,648
Total long term assets	49,553,058	58,864,061
Total assets	$161,548,181	$200,498,086

Accounts payable — trade	$40,097,083	$59,949,927
Current maturities of capital lease obligations	274,282	175,166
Other liabilites	6,244,248	10,474,434
Deferred income taxes	2,734,894	2,979,483
Long term liabilities	7,219,661	7,597,478
Stockholders’ equity	104,978,013	119,321,598
Total liabilities and stockholders’ equity	$161,548,181	$200,498,086

Echo Global Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2011
		(unaudited)
Net cash provided by operating activities	$8,642,339	$15,749,580

Net cash used in investing activities	(14,838,026)	(11,344,927)

Net cash provided by (used in) financing activities	1,610,147	(615,508)

(Decrease) increase in cash and cash equivalents	(4,585,540)	3,789,145
Cash and cash equivalents, beginning of period	47,803,704	43,218,164
Cash and cash equivalents, end of period	$43,218,164	$47,007,309

About Echo Global Logistics

Chicago-based Echo Global Logistics is a leading provider of technology-enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo maintains a web-based technology platform that compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ shipping and freight management needs. Echo procures transportation and provides logistics services for clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

The Echo Global Logistics, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5293

Source: Echo Global Logistics, Inc.

INVESTOR RELATIONS CONTACT:

Suzanne Karpick, Echo Global Logistics, (312) 784-7414

MEDIA CONTACT:

Hanni Itah, SSPR, (847) 415 - 9324

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